SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. )



                                 MediaBay, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    584463108
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  July 13, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [ ]  Rule 13d-1(b)

          [x] Rule 13d-1(c)

          [ ]  Rule 13d-1(d)


----------
     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 584463108
          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Wood River Associates, L.L.C.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a) [_]
                                                                 (b) [x]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     3,362,414

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     3,362,414

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,362,414

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                     [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     9.5%

12.  TYPE OF REPORTING PERSON

     CO

CUSIP No. 584463108
          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Wood River, L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a) [_]
                                                                 (b) [x]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     3,362,414

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     3,362,414

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,362,414

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                     [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     9.5%

12.  TYPE OF REPORTING PERSON

     PN

CUSIP No. 584463108
          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     John H. Whittier

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a) [_]
                                                                 (b) [x]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     3,362,414

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     3,362,414

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,362,414

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                     [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     9.5%

12.  TYPE OF REPORTING PERSON

     IN

CUSIP No. 584463108
          ---------------------

Item 1(a).  Name of Issuer:

            MediaBay, Inc.
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

            2 Ridgedale Avenue
            Suite 300
            Cedar Knolls, NJ  07927
            --------------------------------------------------------------------

Item 2(a).  Name of Persons Filing:

            Wood River Associates, L.L.C.
            Wood River, L.P.
            John H. Whittier
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            44 Montgomery Street
            Suite 3700
            San Francisco, CA 94104
            --------------------------------------------------------------------

Item 2(c).  Citizenship:

            Delaware
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

            Common Stock
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:

            584463108
            --------------------------------------------------------------------

Item 3.  If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
         (c), Check Whether the Person Filing is a:

     (a)  [_] Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_] Insurance company as defined in Section 3(a)(19) of the Exchange
              Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:

         Wood River Associates, L.L.C. 3,362,414
         Wood River, L.P. 3,362,414
         John H. Whittier 3,362,414
         -----------------------------------------------------------------------

     (b) Percent of class:

         Wood River Associates, L.L.C. 9.5%
         Wood River, L.P. 9.5%
         John H. Whittier 9.5%
         -----------------------------------------------------------------------

     (c) Number of shares as to which such person has:

          (i)  Sole power to vote or to direct the vote:
                                 Wood River Associates, L.L.C. 0
                                 Wood River, L.P. 0
                                 John H. Whittier 0

         (ii)  Shared power to vote or to direct the vote:
                                 Wood River Associates, L.L.C. 3,362,414
                                 Wood River, L.P. 3,362,414
                                 John H. Whittier 3,362,414

         (iii) Sole power to dispose or to direct the disposition of:
                                 Wood River Associates, L.L.C. 0
                                 Wood River, L.P. 0
                                 John H. Whittier 0

         (iv)  Shared power to dispose or to direct the disposition of
                                 Wood River Associates, L.L.C. 3,362,414
                                 Wood River, L.P. 3,362,414
                                 John H. Whittier 3,362,414

Item 5.  Ownership of Five Percent or Less of a Class.

         N/A
         -----------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         N/A
         -----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

         N/A
         -----------------------------------------------------------------------

Item 8.  Identification  and  Classification  of Members of the Group.

         N/A
         -----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

         N/A
         -----------------------------------------------------------------------

Item 10. Certifications.

         By signing below, each reporting person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

WOOD RIVER ASSOCIATES, L.L.C.*

/s/ John H. Whittier
-------------------
By: John H. Whittier
Title:  Managing Member


WOOD RIVER, L.P.*
By: Wood River Associates, L.L.C.

/s/ John H. Whittier
-------------------
By: John H. Whittier
Title:  Managing Member


Date:  July 25, 2005

/s/ John H. Whittier*
-------------------
By: John H. Whittier


Date:  July 25, 2005



*The Reporting Persons disclaim beneficial ownership in the common stock reported herein except to the extent of their pecuniary interest therein.

                                                                       EXHIBIT A

                                    AGREEMENT

The undersigned agree that this Schedule 13G dated July 25, 2005 relating to the Common Stock of MediaBay, Inc. shall be filed on behalf of the undersigned.

WOOD RIVER ASSOCIATES, L.L.C.

/s/ John H. Whittier
-------------------
By: John H. Whittier
Title:  Managing Member

Date:  July 25, 2005


WOOD RIVER, L.P.
By: Wood River Associates, L.L.C.

/s/ John H. Whittier
-------------------
By: John H. Whittier
Title:  Managing Member

Date: July 25, 2005


/s/ John H. Whittier
-------------------
By: John H. Whittier


Date:  July 25, 2005


02302.0001 #587814